October 18, 2005

Mr. Michael Kantrowitz

108 Arch Street

Philadelphia, PA

Dear Mike:

We would like to take this opportunity to update your employment arrangement for the position of Chairman, President and Chief Executive Officer, in which you have been serving since December 2000, in order to make it more consistent with benefits received by other Neoware executives.

We are offering you the following compensation package that consists of several components: salary, bonus, executive equity plan, severance and benefits.

1. You shall continue to serve at the pleasure of the Board of Directors. Your current base salary shall be at a rate of $351,520 per year, paid according to standard company payroll policy. You will continue to be provided with the use of a company automobile similar to your current automobile.

2. Your annual bonus opportunity will be up to 75 % of your base salary “at plan,” subject to increase or decrease as determined solely by the Board of Directors, based upon performance.

3. We hope that your continued employment relationship will be mutually satisfactory; however, in the event of the following events, you will be entitled to the following benefits: (a) Upon a change in your position as President and CEO reporting solely to the Board of Directors (except as described in paragraph 5), or upon your involuntary termination for reasons other than Cause (as defined below, you will receive your base salary for a period of 18 months from the date of your termination, an amount equal to one and one-half (1 ½) times the average of the annual bonus that you earned over the prior three fiscal years, and the use of your company-provided automobile and health benefits for a period of 18 months from the date of your termination. For the purpose of this Agreement, “Cause” shall mean your termination only upon: (a) your continued failure to perform such assigned duties and responsibilities as shall be consistent with the terms of this Agreement after receipt of a written warning with specific deficiencies and your failure to cure such deficiencies within thirty (30) days; or (b) your engaging in willful misconduct which is demonstrably injurious to the Company; or (c) your committing a felony or act of fraud against or misappropriation of property belonging to the Company.

4. In the event of a “change in control” (which shall have the meaning set forth in Section 2.4 of the Company’s 2004 Equity Incentive Plan) should you not be offered employment by the Company or the acquirer in a capacity similar to that of President and CEO (head of a business unit reporting to the CEO or Board of Directors but not necessarily CEO of the resulting company), or you do not accept, in your sole discretion, employment in any other capacity offered by the Company or the acquirer, immediately following such transaction, you will receive your base salary for a period of 18 months from the date of your termination, an amount equal to one and a half (1 ½) times the average of the annual bonus that you earned over the prior three years and the use of your company-provided automobile and health benefits (or cash in lieu thereof) for a period of 18 months from the date of your termination, and 100% of your then unvested stock options will vest and become exercisable. In the event that you are offered a comparable position following a “change in control,” or you accept, in your sole discretion, employment in any other capacity offered by the acquirer, when making a determination of how to treat your unvested options, the Company’s Board of Directors will take into account the fact that it has agreed to vest the outstanding stock options of another executive officer, one year after the “change in control,” provided the executive officer is still working for the Company or the acquirer.

5. You will execute the Company’s standard non-disclosure and confidentiality agreement, in the form attached hereto. In addition, (a) if you are entitled to payments under Paragraphs 3 or 4, you agree not to compete with the Company while any payments are made pursuant to Paragraphs 3 or 4 and (b) if you are not entitled to payments under Paragraphs 3 or 4, you agree not to compete with the Company for a period of six-months after termination of employment. Competition shall include solicitation to hire any Neoware employees or employment by or consultation on behalf of, or ownership of an interest in (other than as a holder of less than one percent of the outstanding securities of any entity whose voting securities are registered under Section 12 of the Securities Exchange Act of 1934, as amended), any company that is engaged, directly or indirectly, in the business of developing thin client appliances or whatever other business the Company is engaged in at the time of your separation.

In addition to the above, during your employment, you will be entitled to all benefits afforded to all Neoware employees. Except as set forth herein, this Agreement, and the attached Non-Solicitation and Confidentiality Agreement, sets forth our complete understanding and agreement and supersedes all previous employment agreements or terms between you and Neoware and terminates any rights under those agreements.

If the terms of this offer are acceptable, and I hope that they are, please sign this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer.

Should you have anything that you wish to discuss, please do not hesitate to call me.

Very truly yours,

NEOWARE SYSTEMS, INC.
/s/ John P. Kirwin III

John P. Kirwin, III Chairman, Compensation and Stock Option Committee

Accepted and agreed to:

/s/ Michael Kantrowitz

Michael Kantrowitz